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George Sard / Paul Scarpetta / Chris Kittredge Sard Verbinnen & Co. 212-687-8080 WellsFargo-svc@sardverb.com

Wells Fargo Board of Directors Issues Statement on ISS report

Extreme ISS voting recommendation fails to recognize substantial Board actions to address issues; issued without considering findings of Board’s independent investigation

SAN FRANCISCO, April 7, 2017 – The Board of Directors of Wells Fargo & Company (NYSE: WFC) issued the following statement regarding today’s report on Wells Fargo by Institutional Shareholder Services (“ISS”) in connection with the April 25, 2017 Annual Meeting of Stockholders:

“The extreme and unprecedented ISS voting recommendation on directors fails to recognize the active engagement of the Board and the substantial actions it has already taken to strengthen oversight and increase accountability at all levels of Wells Fargo, including important improvements to corporate governance. The Board and management are working tirelessly to rebuild the trust of customers, employees and investors, and are making substantial progress in strengthening Wells Fargo.

The ISS report was also issued without taking into account findings of the Board’s independent investigation, which was launched last September and will be made public shortly.

We strongly disagree with the unwarranted recommendation by ISS to vote against 12 of Wells Fargo’s 15 directors — and urge our shareholders to disregard ISS’s director voting recommendations and judge for themselves the findings of the investigation and the strong actions the Board has already taken.”

The Board has already taken numerous actions and supported management’s steps to promote accountability, strengthen oversight, and hold to account those responsible for improper sales practices, including:

●	Named Tim Sloan CEO and Mary Mack head of Community Banking
●	Separated the roles of Chairman and CEO, and changed Company by-laws to require such separation
●	Appointed Steve Sanger Chairman and Betsy Duke Vice Chair
●	Appointed two new, highly qualified Board members, Karen Peetz and Ronald Sargent
●	Terminated for cause four current or former senior managers in the Community Bank to date

●	Taken executive compensation actions with a total impact of approximately $100 million to date
●	Centralized and elevated previously decentralized risk management and enterprise functions
●	Approved a new Community Bank compensation program that eliminates retail product sales goals

About Wells Fargo

Wells Fargo & Company is a diversified, community-based financial services company with $1.9 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 8,600 locations, 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 42 countries and territories to support customers who conduct business in the global economy. With approximately 269,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 27 on Fortune’s 2016 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially.

Cautionary Statement About Forward-Looking Statements

This news release contains forward-looking statements about our future financial performance and business. Because forward-looking statements are based on our current expectations and assumptions regarding the future, they are subject to inherent risks and uncertainties. Do not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. For information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov.

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